AON PLC
SENIOR EXECUTIVE COMMITTEE INCENTIVE COMPENSATION PLAN
(Amended and Restated Effective January 1, 2020)

1.Overview

This Senior Executive Incentive Compensation Plan (the “Plan”) of Aon plc (the “Company”) has been adopted by the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors as a sub-plan of the Amended and Restated Aon plc 2011 Incentive Plan, as amended from time to time (the “Stock Plan”). This amendment and restatement of the Plan is effective as of January 1, 2020 (the “Effective Date”). Capitalized terms not defined herein will have the meanings assigned to them under the Stock Plan. The Plan and all Awards issued hereunder are subject to the terms and conditions of the Stock Plan. In the event of any inconsistency between the Plan and the Stock Plan, the Stock Plan will control to the extent consistent with applicable law.

2.Performance Period

The performance period under the Plan is the calendar year (the “Plan Year”).

3.Eligibility

The Company’s Chief Executive Officer (the “CEO”) and members of the Company’s Governance & Policy Team are eligible to participate in the Plan.

4.Participation

The Committee will approve in writing and communicate to Participants, within the first 90 days of the Plan Year, the specific individuals eligible to participate in the Plan (the “Participants”), the Corporate Performance Metric (as defined below) and threshold level of achievement for the Plan Year, and each Participant’s Target Incentive Award (as defined below). The Participants designated by the Committee for a particular Plan Year will be eligible to receive distribution of an Award with respect to such Plan Year if they (a) are actively employed by the Company or one of its Subsidiaries as of the last day of the Plan Year,
(b) are on an approved leave of absence as of the last day of the Plan Year, or (c) terminated employment during the Plan Year due to the Participant’s death or Total and Permanent Disability.

5.Performance-Based Compensation

Notwithstanding anything to the contrary herein, Awards under the Plan are intended to serve as an incentive for performance to occur over a specified period of time (the Plan Year), and will be administered by the Committee accordingly.

6.Corporate Performance Metric

Awards under the Plan will be funded contingent upon the Company’s attainment of a threshold level of achievement under the applicable Corporate Performance Metric. If the threshold level of achievement is not attained with respect to a Plan Year, no Awards will be payable under the Plan for the Plan Year. If the threshold level of achievement is attained with respect to a Plan Year, the Committee will approve funding of an incentive pool pursuant to a formula determined and communicated within the first 90 days of each Plan Year. The CEO may elect to (a) reduce funding of the incentive pool by up to 20%, subject to his or her sole discretion and without Committee consent, or (b) increase funding of the incentive pool by up to 10%, subject to Committee consent. Notwithstanding the foregoing, in no event will any individual Award to a Participant exceed the lesser of 200% of the applicable Target Incentive Award or $10,000,000.

1.Target Incentive Awards

Within the first 90 days of each Plan Year, the Committee will approve and communicate each Participant’s “Target Incentive Award,” formulated as a percentage of the Participant’s base salary; provided that, for Participants serving on international assignments, the Committee may include the Participant’s foreign service allowance in the calculation of the Target Incentive Award. Business unit, functional, and individual performance metrics may (but need not) be established and assigned weights to guide the Committee in its allocation of Awards to Participants.

2.Determination of Awards

As soon as practicable after the close of the Plan Year, the Committee will determine and certify in writing whether the threshold level of achievement of the Corporate Performance Metric has been achieved and the resulting funding of the incentive pool. To the extent the incentive pool is funded, the Awards payable to Participants will be determined in the sole discretion of the Committee taking into account, among other facts, the Participants’ Target Incentive Awards and achievement against any designated metrics or goals, which metrics and goals will be pre-established and communicated to Participants within the first 90 days of the Plan Year. Awards will be paid pursuant to the terms and conditions of the Stock Plan no later than March 15 of the year following the applicable Plan Year.

3.Payout Process

An Award up to $100,000 (or such other threshold designated by the Committee from time to time) in value will be distributed entirely in cash. An Award exceeding $100,000 (or such other threshold) in value will be paid 65% in cash and 35% in restricted stock units (or such other percentage split designated by the Committee from time to time) awarded pursuant to the Stock Plan, unless the Company is obligated (pursuant to a written contract or agreement entered into before the start of the Plan Year) to provide a Participant’s Award fully in cash, or unless the Committee determines otherwise. The restricted stock units typically will vest in three equal installments on each of the first, second, and third anniversaries of the grant date, and will be subject to such other terms and conditions established by the Committee.

4.Administration

It is expressly understood that the Committee has the authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be in the Committee’s sole discretion and binding upon the Participant. The Committee has the sole discretion to set the Target Incentive Award for each Participant and to determine any final Award payment taking into account factors it selects in its sole discretion, including the duration of a Participant’s employment with the Company during the Plan Year. For the avoidance of doubt, a Participant will have no right to an Award until it is paid.

5.Nominal Value

As required under the U.K. Companies Act 2006, at the time of settlement of Awards under the Plan, any portion of an Award distributed in restricted stock units will be subject to the Participant’s payment of a nominal value (as determined in the sole discretion of the Company and in accordance with such law, as amended from time to time), and such obligation may be satisfied by the Participant in any manner to be established by the Company in its sole discretion.
6.General Provisions

The Plan, together with the Stock Plan, constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms. To the extent not preempted by federal law, the Plan will be construed in accordance with, and subject to, the laws of the state of Illinois without regard to any conflict of laws principles. Any legal action related to the Plan must be brought in a federal or state court located in Illinois. All Awards will be subject to applicable withholding taxes and other required deductions. Participants may not assign, transfer, sell, pledge, or otherwise alienate their Award opportunities, other than by will or by the laws of descent and distribution. Any Award payable on behalf of a deceased Participant will be paid to the Participant’s estate.
The Company is not required to establish a separate account or fund or to make any other segregation of its assets in connection with Awards that could become payable under the Plan.

1.Reservation and Retention of Company Rights

The selection of any individual for participation in the Plan will not give that Participant any right to be retained in the employ of the Company. No Participant will at any time have a right to be selected for participation in a future compensation program despite having been selected for participation in the Plan or a previous version of the Plan. The Committee reserves the right to amend or terminate the Plan, prospectively or retroactively, at any time and for any reason, to the extent consistent with and permitted by applicable law. Awards under the Plan are gratuitous in nature and are not intended to be part of any employment condition or contract.

2.Code Section 409A

The Company intends that the Plan and the Awards granted hereunder to U.S. participants be interpreted and construed to be exempt from, or otherwise comply with, Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan will be interpreted and construed consistent with this intent, provided that the Company will not be required to assume any increased economic burden in connection therewith. Although the Committee intends to administer the Plan so that it will comply with the applicable requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-U.S. law. None of the Company, its Subsidiaries, or any of their respective directors, officers, employees, or advisers will be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Plan, and the Company and its Subsidiaries will have no obligation to indemnify or otherwise protect any Participant from any obligation to pay any taxes pursuant to Code Section 409A.

3.Clawback

All Awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, repayment, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. A Participant’s acceptance of an Award will constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Participant’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

4.Definitions

a.“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986 and all valid and binding regulatory or other interpretive guidance issued thereunder, in each case as amended from time to time.

b.“Corporate Performance Metric” means a Company-wide performance metric designated by the Committee with respect to a Plan Year, which will satisfy the requirements applicable to Performance Criteria under the Stock Plan. The Committee will make appropriate adjustments to the pre-determined Corporate Performance Metric to take into account material and/or significant items or events as publicly reported in the Company’s annual Form 10-K or quarterly Form 10-Q, including the following and to the extent consistent with the Stock Plan: gain/loss on disposition of assets or business; extraordinary legal/regulatory judgments, settlements, fines, penalties, and other related expenses; extraordinary market conditions; effects of natural or man-made disasters (e.g., World Trade Center); hyperinflation (e.g., >15%); foreign exchange impact; changes in applicable laws, regulations, or accounting principles; and items that are unusual in nature and/or infrequently occurring.

a.“Governance & Policy Team” means the management committee consisting of the Company’s most senior executive officers, as designated by the CEO from time to time.

b.“Total and Permanent Disability” means (i) for U.S. employees, entitlement to long-term disability benefits under the Company’s program as amended from time to time, and (ii) for non-U.S. employees, as established by applicable Company policy or as required by local law or regulations.